						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

	Nine Months Ended		Six Months Ended		Nine Months Ended
		Jul 2,		Apr 2,		Jul 3,
		2022		2022		2021
Operating income, as reported		$115,871		$66,310		$133,926
Restructuring and impairment charges	+	2,021	+	2,021	+	3,267
Adjusted operating income		117,892		68,331		137,193
	÷	3	x	2	x	3
		39,297				45,731
	x	4				4
Adjusted annualized operating income		$157,188		$136,662		$182,924
Adjusted effective tax rate	x	14%	x	14%	x	13%
Tax impact		$22,006		$19,133		$23,780
Adjusted operating income (tax effected)		$135,182		$117,529		$159,144

Average invested capital		$1,178,134		$1,151,775		$1,003,614

ROIC		11.5%		10.2%		15.9%
WACC		9.3%		9.3%		8.1%
Economic Return		2.2%		0.9%		7.8%

	July 2,	April 2,	January 2,	October 2,
	2022	2022	2022	2021
Equity	$1,058,190	$1,040,591	$1,044,095	$1,028,232
Plus:
Debt and finance lease obligations - current	250,012	222,393	151,417	66,313
Operating lease obligations - current (1)	8,640	9,266	9,507	9,877
Debt and finance lease obligations - long-term	184,707	186,069	187,075	187,033
Operating lease obligations - long-term	32,270	34,347	36,343	37,970
Less:
Cash and cash equivalents	(276,608)	(307,964)	(217,067)	(270,172)
	$1,257,211	$1,184,702	$1,211,370	$1,059,253

	July 3,	April 3,	January 2,	October 3,
	2021	2021	2021	2020
Equity	$1,020,450	$1,013,952	$1,006,959	$977,480
Plus:
Debt and finance lease obligations - current	60,468	50,229	148,408	146,829
Operating lease obligations - current (1)	9,130	9,314	9,351	7,724
Debt and finance lease obligations - long-term	187,690	188,730	188,148	187,975
Operating lease obligations - long-term	33,193	34,751	37,052	36,779
Less:
Cash and cash equivalents	(303,255)	(294,370)	(356,724)	(385,807)
	$1,007,676	$1,002,606	$1,033,194	$970,980

(1)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.